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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Brookdale Senior Living, Inc. Omnibus Stock Incentive Plan for the registration of 2,000,000 shares of common stock of our reports: dated August 5, 2005 with respect to the balance sheet of Brookdale Senior Living, Inc. as of July 1, 2005; dated August 4, 2005 with respect to the combined financial statements and financial statement schedule of Brookdale Facility Group as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004; dated July 22, 2005 with respect to the combined financial statements of the Fortress CCRC Portfolio as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004; and dated June 7, 2005 with respect to the combined financial statements of the Prudential Portfolio as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004; included in the Registration Statement (Form S-1 No. 333-127372) and related Prospectus dated November 21, 2005, of Brookdale Senior Living, Inc.




                                          /s/ Ernst & Young LLP

Chicago, Illinois
November 21, 2005